Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Third Quarter 2025 Financial Results

Sunny Isles Beach, Fla, November 5, 2025 –

•	Indicative Net Asset Value was approximately $3.8 billion as of September 30, 2025, an increase of $567 million compared to June 30, 2025

•	IEP declares third quarter distribution of $0.50 per depositary unit

•	Q3 2025 Adjusted EBITDA was $383 million, compared to Adjusted EBITDA of $183 million in Q3 2024

•	Q3 2025 net income attributable to IEP was $287 million, compared to $22 million in Q3 2024

Financial Summary

(Net loss and Adjusted EBITDA figures in commentary below are attributable to Icahn Enterprises, unless otherwise specified)

For the three months ended September 30, 2025, revenues were $2.7 billion and net income was $287 million, or $0.49 per depositary unit. For the three months ended September 30, 2024, revenues were $2.8 billion and net income was $22 million, or $0.05 per depositary unit. Adjusted EBITDA was $383 million for the three months ended September 30, 2025, compared to Adjusted EBITDA of $183 million for the three months ended September 30, 2024.

For the nine months ended September 30, 2025, revenues were $7.0 billion and net loss was $300 million, or a loss of $0.54 per depositary unit. For the nine months ended September 30, 2024, revenues were $7.5 billion and net loss was $347 million, or a loss of $0.75 per depositary unit. Adjusted EBITDA was $53 million for the nine months ended September 30, 2025, compared to Adjusted EBITDA of $162 million for the nine months ended September 30, 2024.

As of September 30, 2025, indicative net asset value increased $567 million compared to June 30, 2025. The increase was primarily due to gains of $678 million of our long position in CVI and the positive performance of $267 million of the long and other positions in the Funds. The increase was offset in part by losses of $281 million attributed to our hedging efforts we use to protect our portfolio within the Funds, IEP’s distribution of $79 million and the Holding Company’s net interest expense of $72 million.

On November 3, 2025, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $0.50 per depositary unit, which will be paid on or about December 24, 2025 to depositary unitholders of record at the close of business on November 17, 2025. Depositary unitholders will have until December 12, 2025 to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending December 19, 2025. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

***

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; the impacts from the ongoing Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, including the impact of the use of leverage through options, short sales, swaps, forwards and other derivative instruments; risk related to our ability to comply with the covenants in our senior notes and the risk of foreclosure on the assets securing our notes; declines in the fair value of our investments, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks relating to our general partner and controlling unitholder; pledges of our units by our controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; volatile commodity pricing and higher industry utilization and oversupply risks related to potential strategic transactions involving our Energy segment, and the impact of tariffs; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; political and regulatory uncertainty, including changing economic policy and the imposition of tariffs; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in millions, except per unit amounts)
Revenues:
Net sales	$2,316	$2,231	$6,461	$6,855
Other revenues from operations	168	182	508	538
Net (loss) gain from investment activities	(48)	257	(516)	(318)
Interest and dividend income	70	115	222	380
Gain (loss) on disposition of assets, net	218	(1)	262	(6)
Other income, net	1	7	24	13
	2,725	2,791	6,961	7,462
Expenses:
Cost of goods sold	1,685	2,227	5,819	6,426
Other expenses from operations	150	151	455	450
Selling, general and administrative	218	202	626	578
Dividend expense	10	14	25	47
Impairment	—	—	12	—
Restructuring, net	2	—	7	1
Interest expense	122	130	379	394
	2,187	2,724	7,323	7,896
Income (loss) before income tax expense	538	67	(362)	(434)
Income tax (expense) benefit	(127)	13	(8)	2
Net income (loss)	411	80	(370)	(432)
Less: net income (loss) attributable to non-controlling interests	124	58	(70)	(85)
Net income (loss) attributable to Icahn Enterprises	$287	$22	$(300)	$(347)

Net income (loss) attributable to Icahn Enterprises allocated to:
Limited partners	$281	$22	$(295)	$(340)
General partner	6	—	(5)	(7)
	$287	$22	$(300)	$(347)

Basic and Diluted income (loss) per LP unit	$0.49	$0.05	$(0.54)	$(0.75)
Basic and Diluted weighted average LP units outstanding	575	477	548	452
Distributions declared per LP unit	$0.50	$1.00	$1.50	$3.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2025	2024

	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$1,787	$2,603
Cash held at consolidated affiliated partnerships and restricted cash	2,238	2,636
Investments	2,037	2,310
Due from brokers	1,724	1,624
Accounts receivable, net	418	479
Related party notes receivable, net	124	7
Inventories, net	892	897
Property, plant and equipment, net	3,742	3,843
Deferred tax asset	143	160
Derivative assets, net	3	22
Goodwill	290	288
Intangible assets, net	368	409
Assets held for sale	0	25
Other assets	1,060	976
Total Assets	$14,826	$16,279
LIABILITIES AND EQUITY
Accounts payable	$673	$802
Accrued expenses and other liabilities	1,292	1,547
Deferred tax liabilities	317	331
Derivative liabilities, net	989	756
Securities sold, not yet purchased, at fair value	1,434	1,373
Due to brokers	14	40
Debt	6,688	6,809
Total liabilities	11,407	11,658

Equity:
Limited partners: Depositary units: 600,208,517 units issued and outstanding at September 30, 2025 and 522,736,315 units issued and outstanding at December 31, 2024	2,735	3,241
General partner	(785)	(775)
Equity attributable to Icahn Enterprises	1,950	2,466
Equity attributable to non-controlling interests	1,469	2,155
Total equity	3,419	4,621
Total Liabilities and Equity	$14,826	$16,279

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt, performance of closed stores including closing costs, and certain other non-operational charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA  differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA  do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	September 30,	June 30,	December 31,
	2025	2025	2024

	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$2,449	$2,464	$2,703
CVR Energy(2)	2,569	1,891	1,250
CVR Partners LP(2)	25	24	13
Total market-valued subsidiaries and investments	$5,043	$4,379	$3,966

Other Subsidiaries:
Viskase(3)	$62	$71	$197
Real Estate Segment(4)	692	715	743
WestPoint Home(1)	159	166	162
Vivus(1)	183	197	209

Automotive Services(5)	568	442	482
Automotive Parts(1)	-	-	9
Automotive Owned Real Estate Assets(6)	711	752	768
Icahn Automotive Group	1,279	1,194	1,259

Operating Business Indicative Gross Asset Value	$7,418	$6,722	$6,536
Add: Other Net Assets(7)	67	109	103
Indicative Gross Asset Value	$7,485	$6,831	$6,639
Add: Holding Company cash and cash equivalents(8)	998	1,086	1,397
Less: Holding Company debt(8)	(4,663)	(4,664)	(4,699)
Indicative Net Asset Value	$3,820	$3,253	$3,337

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to IEP as of each respective date.

(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by us as of each respective date.

(3)	For the periods ending December 31, 2024 and June 30, 2025, amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months. As of September 30, 2025, management no longer believes that the trailing twelve month Adjusted EBITDA, which has declined significantly and has been increasingly volatile, represents uniform performance and growth for the business or provides an accurate presentation of its value. As of September 30, 2025, management performed a valuation of Viskase with the assistance of third-party consultants to estimate fair-market value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. Viskase indicative net asset value is derived by allocating our portion of ownership to the total equity value.

(4)	As of each respective date, management performed a valuation with the assistance of third-party consultants to estimate fair-market value, which utilized the average results of discounted cashflow and sales comparison methodologies. Different judgments or assumptions would result in different estimates of value. For certain properties under a purchase and sale agreement, indicative fair market value is based on the anticipated sales price adjusted for customary closing costs. In August 2025, certain properties were sold and as of September 30, 2025, the value of the consideration received and held in our Real Estate Segment consisted of preferred equity investment and debt and was used in the calculation of indicative fair value. Additionally, for all periods presented the Real Estate Segment owns a debt investment of $14 million that is measured at fair value in accordance with GAAP.

(5)	As of each respective date, management performed a valuation of Icahn Automotive Group, which is comprised of the Automotive Services business and Automotive Owned Real Estate, with the assistance of third-party consultants to estimate fair-market value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. The Automotive Services business indicative net asset value is derived by carving out and separately presenting Automotive Owned Real Estate (see footnote 6) from the total indicative net asset value of Icahn Automotive Group.

(6)	As of December 31, 2024 and June 30, 2025, management performed a valuation of Icahn Automotive Group’s Automotive Owned Real Estate with the assistance of third-party consultants to estimate fair-market value. This analysis assumed that the Automotive Services business would enter into triple net leases for each property for the entire space, including space occupied by third-party tenants and any vacant space that is available to rent, at rents estimated by management based on market conditions and utilized property-level market rents, location level profitability, and prevailing cap rates ranging from 7.0% to 9.25%, except for certain properties management has identified the segment will exit in the near term, which have been downward adjusted for costs required to reach stabilized rent. During the three months ended June 30, 2025, a small group properties were transferred from Icahn Automotive Group to our Real Estate Segment and as of June 30, 2025, were included in our Real Estate Segment. Subsequent to September 30, 2025 the vast majority of the properties were transferred to the Real Estate Segment. As of September 30, 2025, these properties were fair valued utilizing the average results of discounted cashflow and sales comparison methodologies for each property to estimate fair-market value. This analysis assumed cash flows from the Automotive Service business with leases at fair market rents for each property for only the actual space occupied, signed leases from third party tenants, and other lease up assumptions for the remaining unoccupied vacant space. The remaining properties that have not been transferred to the Real Estate Segment are included in the Automotive Services valuation described in footnote 5. There is no assurance we would be able to sell or lease the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of value. Moreover, although we evaluate and provide our indicative net asset value on a regular basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.

(7)	Represents GAAP equity of the Holding Company Segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of September 30, 2025, June 30, 2025 and December 31, 2024, Other Net Assets includes $9 million, $9 million and $10 million respectively, of Automotive Segment liabilities assumed from the Auto Plus bankruptcy.

(8)	Holding Company’s balance as of each respective date.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in millions)(unaudited)
Adjusted EBITDA
Net income (loss)	$411	$80	($370)	($432)
Interest expense, net	95	73	291	220
Income tax expense (benefit)	127	(13)	8	(2)
Depreciation and amortization	158	126	408	382
EBITDA before non-controlling interests	791	266	337	168
Impairment	-	-	12	-
Restructuring costs	1	-	7	-
(Gain) loss on disposition of assets, net	(222)	1	(266)	5
Transformation costs	14	8	34	30
(Gain) on extinguishment of debt, net	(1)	(9)	(4)	(8)
Other	11	25	24	30
Adjusted EBITDA before non-controlling interests	$594	$291	$144	$225

Adjusted EBITDA attributable to IEP
Net income (loss)	$287	$22	($300)	($347)
Interest expense, net	86	63	257	191
Income tax expense (benefit)	102	(10)	16	9
Depreciation and amortization	106	83	275	253
EBITDA before non-controlling interests	581	158	248	106
Impairment	-	-	11	-
Restructuring costs	1	-	6	-
(Gain) loss on disposition of assets, net	(222)	1	(266)	5
Transformation costs	14	8	34	30
(Gain) on extinguishment of debt, net	(1)	(9)	(4)	(8)
Other	10	25	24	29
Adjusted EBITDA attributable to IEP	$383	$183	$53	$162

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737